EXHIBIT 15.5

October 31, 2025

To the Board of Directors and Shareholder of
Sierra Pacific Power Company
6100 Neil Road
Reno, Nevada 89511

We are aware that our report dated October 31, 2025, on our review of the interim financial information of Sierra Pacific Power Company appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, is incorporated by reference in Registration Statement No. 333-285816 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada